EXHIBIT 11

STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE

DIXIE YARNS, INC. AND SUBSIDIARIES

(amounts in thousands, except per share data)

                                                           Year End
                                            December 30,   December 31,    December 25,
                                                1995           1994             1993
PRIMARY:
  Net income (loss)                           $(52,179)      $(3,227)         $ 4,684


  SHARES:
    Weighted average number of common
      shares outstanding assuming
      conversion of Class B Common Stock        11,744        12,249           11,193
    Net effect of dilutive stock
      options based on the treasury
      stock method using average market
      price                                        ---            34               66
    Net effect of put option based
      on the reverse treasury stock
      method using average market price            ---           988              202
                               TOTAL SHARES     11,744        13,271           11,461
  PER SHARE AMOUNT                            $  (4.44)      $  (.24)         $   .41

FULLY-DILUTED:
  Net income (loss)                           $(52,179)      $(3,227)         $ 4,684
  After-tax interest requirement of
    convertible subordinated debentures (A)        ---            ---             ---

                  ADJUSTED NET INCOME(LOSS)   $(52,179)      $(3,227)         $ 4,684

  SHARES:
    Weighted average number of common
      shares outstanding assuming
      conversion of Class B Common Stock        11,744        12,249           11,193
    Net effect of dilutive stock options
      based on the treasury stock method
      using year-end market price if higher
      than the average market price                ---            34               66
    Net effect of put option based on
      the reverse treasury stock method
      using year-end market price if lower
      than the average market price                ---         1,568              401
    Effect of assumed conversion of
      convertible subordinated
      debentures(A)                                ---           ---              ---
                               TOTAL SHARES     11,744        13,851           11,660
  PER SHARE AMOUNT (B)                        $  (4.44)      $  (.23)         $   .40

A) The assumed conversion of convertible subordinated debentures into 1,391 shares with an after-tax interest requirement of $1,895 for the years ended December 30, 1995,
December 31, 1994 and December 25, 1993, has been excluded from the computation since the effect was anti-dilutive.

B) Fully diluted earnings per share for 1994 reported as $(.24) due to calculated earnings per share reflecting anti-dilution.
